NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Terra Industries Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2003

TO OUR STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Terra Industries Inc. to be held at 9:00 a.m. on Tuesday, May 6, 2003 at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022.

The accompanying notice of meeting and proxy statement describe the matters to be considered and voted upon at the annual meeting. There will also be a report to stockholders on Terra and its business, and stockholders will have an opportunity to discuss matters of interest concerning Terra.

We hope all stockholders will be able to attend this meeting. Please check the appropriate box on your proxy card if you plan to attend.

It is important that you be represented whether or not you plan to attend the annual meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted.

On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 2002. We look forward to seeing you at the meeting.

/S/ MICHAEL L. BENNETT	/S/ HENRY R. SLACK
MICHAEL L. BENNETT	HENRY R. SLACK
President and Chief Executive Officer	Chairman of the Board

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

The annual meeting of the stockholders of Terra Industries Inc. (“Terra”) will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York, on Tuesday, May 6, 2003 at 9:00 a.m., for the following purposes:

(a)	to elect directors to Terra’s Board of Directors;

(b)	to consider and act upon a proposal to ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as Terra’s independent accountants for 2003; and

(c)	to transact such other business as may properly come before the annual meeting.

Only stockholders of record of Terra’s common stock at the close of business on March 7, 2003 are entitled to notice of, and to vote at, the annual meeting.

/s/    MARK A. KALAFUT

MARK A. KALAFUT

Vice President, General Counsel

and Corporate Secretary

March 24, 2003

PROXY STATEMENT

General

The annual meeting of the stockholders of Terra Industries Inc. will be held at the Waldorf Astoria Hotel, 301 Park Avenue, New York, New York 10022, on Tuesday, May 6, 2003 at 9:00 a.m.

The mailing address of Terra’s principal executive offices is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000. This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about March 24, 2003.

The accompanying proxy form is solicited by Terra’s Board of Directors. It may be revoked at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary. These proxies, if properly executed, duly returned and not revoked, will be voted for the election of directors, except to the extent the stockholder withholds voting authority. Such proxies will also be voted on the other matters described in this proxy statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the annual meeting other than the election of directors and the ratification of its selection of independent accountants. The persons named in the accompanying form of proxy will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment. A stockholder’s presence at the annual meeting does not of itself revoke the proxy.

Securities Entitled to Vote

The only securities entitled to be voted at the annual meeting are shares of Terra’s common stock. Only holders of common stock at the close of business on the record date, March 7, 2003, are entitled to vote. Each share of common stock is entitled to one vote, and all shares vote together as a single class. There were 76,858,616 shares of common stock issued and outstanding on March 7, 2003.

Vote Required

Stockholders are entitled to cast one vote for each director nominated to the Board of Directors for each share of common stock held on the record date. Cumulative voting is not permitted. Stockholders are also entitled to one vote per share on each other matter voted upon at the annual meeting. To be elected, a director-nominee must receive over half the votes present at the meeting for purposes of a quorum in person or by proxy and actually cast in the election of directors. In order to be approved, each other proposal must receive over half the votes present at the meeting for purposes of a quorum in person or by proxy and actually cast. Shares of stockholders abstaining from voting, but otherwise present at the meeting in person or by proxy, will be included with broker non-votes and voted shares in determining the number of shares present at the meeting. Such abstaining shares and broker non-votes, however, will not be counted as a vote for or against any director-nominee or as a vote for or against any other matter.

Taurus International S.A. (“Taurus”) on the record date owned 48.8% of Terra’s outstanding common stock. Taurus is incorporated under the laws of Luxembourg as a société anonyme and is a wholly-owned subsidiary of Anglo American plc (“Anglo American”), a company incorporated under the laws of England and Wales as a public limited company. Terra has been advised by Taurus that these shares will be voted for the election of the director-nominees described in this proxy statement. They will also be voted for the ratification of its selection of independent accountants. As a result, these votes together with the votes of Terra’s management ensure the election of these directors and the ratification of such selection of independent accountants.

ELECTION OF DIRECTORS

Nominees

Each Terra director is elected to hold office for a term expiring with the next-occurring annual meeting (or earlier with the election and qualification of a successor) or upon resignation or removal. The affirmative vote of over half the votes present at the annual meeting, entitled to be cast for a director-nominee and actually cast in the election of directors, is required for election to the Board. Unless otherwise indicated, proxies in the accompanying form will be voted for the nominees named below or for any successor nominee designated by the Board. Such a successor nominee would be designated only in the unlikely event that a nominee named below becomes unable or unwilling to serve as a director before the election. All of the nominees named below, with the exception of Mr. Fraser, are incumbent directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with Terra, his or her principal occupations during the past five years, and the year in which he or she was or will be first elected a director.

Edward G. Beimfohr, who is the chairman of the personnel committee and a member of the pension committee; Edward M. Carson, who is a member of the executive and personnel committees; Burton M. Joyce, who is a member of the personnel committee; William R. Loomis who is a member of the executive committee; and John R. Norton III who is the chairman of the audit committee and a member of the pension committee have advised Terra that they are retiring as directors effective as of Terra’s annual meeting on May 6, 2003. The board of directors is grateful for their contributions and wishes to thank them for their service to Terra over many years. Looking forward, these retirements provide Terra an opportunity to reduce the size of its board and to begin positioning itself to comply with director independence requirements anticipated from the New York Stock Exchange. The reduction in board members is in keeping with recent trends toward smaller, more concentrated boards. In addition, Terra proposes to add Dod A. Fraser as a board member effective May 6, 2003. In response to these changes, and in accordance with Terra’s bylaws, the board of directors has reduced the number of board positions from eleven to seven.

Name and Age	Present Positions and Offices with Terra and Principal Occupation During the Past Five Years	Year First Elected Director
Michael L. Bennett (49)	President and Chief Executive Officer of Terra since April 2001; Executive Vice President and Chief Operating Officer from February 1997 to April 2001; Senior Vice President of Terra and President – Terra Distribution Division from November 1995 to January 1997; Senior Vice President, Distribution of Terra from February 1995 to October 1995; Senior Vice President, Distribution of Terra International, Inc. from October 1994 to January 1995; Vice President, Northern Division thereof from January 1992 to October 1994.	2001
Eric K. Diack (45)	Executive Vice President – Finance of Anglo Industries and the Anglo Ferrous Metals Division of Anglo American plc, an affiliate of Terra; Finance Director of Anglo American Industrial Corporation Ltd. from 1997 to 1999; and Executive Director thereof from 1996 to 1997.	1999
David E. Fisher (60)	Retired; Finance Director of Minorco (an international natural resources company) from January 1990 to May 1999.	1993
Dod A. Fraser (52)	President of Sackett Partners Incorporated since 2000; Managing Director of Chase Securities Inc. from 1995 to 2000.	2003
Martha O. Hesse (60)	President and Chief Executive Officer of Hesse Gas Company (an energy investment company) since 1990.	2001

Ben L. Keisler (45)	Executive Vice President, General Counsel of Anglo American plc since May 1999; Senior Vice President and General Counsel of Minorco, from July 1997 to May 1999; Vice President, General Counsel and Secretary of Minorco (USA) Inc., from June 1993 to July 1997.	2002
Henry R. Slack (53)	Chairman of the Terra Board of Directors since April 2001; Chairman of Task (USA) Inc. (a private investment firm) from September 1999 to June 2002; Chief Executive and Director of Minorco from 1992 to May 1999.	1983

Several directors are also on the boards of directors of other companies subject to the reporting requirements of the U.S. federal securities laws. Mr. Bennett is a director of Terra Nitrogen Corporation, the General Partner of Terra Nitrogen Company, L.P.; Mr. Diack is a director of McCarthy Retail Ltd.; Mr. Fraser is a director of Forest Oil Corporation; Ms. Hesse is a director of Pinnacle West Capital Corporation, Arizona Public Service, Laidlaw Inc., Mutual Trust Life Companies, and AMEC plc; and Mr. Slack is a director of Engelhard Corporation.

The Board of Directors recommends that you vote FOR the election of each of the above-named director-nominees.

Board of Directors and Committees

The Board of Directors held four regular meetings in 2002. Each director attended at least 75% of the total number of meetings of the Board and of Board committees of which he or she was a member.

The Board of Directors has an audit committee, an executive committee, a personnel committee and a pension committee. The Board does not have a nominating committee.

The audit committee met three times in 2002 and is currently comprised of Ms. Hesse, Mr. Fisher and Mr. Norton. The audit committee reviews Terra’s procedures for reporting financial information to the public. Each year this committee recommends to the full Board a firm of independent accountants to audit and review Terra’s books and records. The committee reviews the scope of such audit, related reports and recommendations and any non-audit services provided by such firm. Terra’s internal audits, reports and related recommendations are also reviewed by the audit committee. All of the members of the audit committee are independent as defined in the New York Stock Exchange (“NYSE”). See the “Audit Committee Report” below.

The executive committee, which did not meet last year, is currently comprised of Messrs. Bennett, Carson, Loomis and Slack. The executive committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of Terra between meetings of the Board.

The personnel committee held two regular meetings last year and is currently comprised of Messrs. Beimfohr, Carson and Joyce. Its functions include recommending to the Board of Directors the appointment of Terra executive officers and establishing the compensation to be paid to such individuals. The committee also administers certain employee benefit plans, establishes and in consultation with management, administers compensation guidelines and personnel policies. See the “Report on Executive Compensation” below.

The pension committee was formed on July 30, 2002 and held one regular meeting in 2002. It is currently comprised of Messrs. Fisher, Beimfohr, Bennett, Norton and Slack. Its function is to set policy and to provide guidance to senior management in the administration and funding of Terra’s pension plans.

The Board of Directors establishes special committees of the Board from time to time. The specific functions of such committees are determined at the time of establishment. In addition, the Board and its committees occasionally take action by written consent in lieu of a meeting.

Equity Security Ownership

Principal stockholders.    The following table shows the ownership of Terra securities as of December 31, 2002 by the only persons known to Terra to beneficially own more than five percent of any class of Terra voting securities. The information in this table is based on information reported to the SEC by or on behalf of such persons:

NAME AND ADDRESS OF BENEFICIAL OWNER	TITLE OF CLASS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENTAGE OF CLASS
Taurus International S.A. 9 rue Sainte Zithe L-2763 Luxembourg City Grand Duchy of Luxembourg	Common Stock	37,560,725 sole voting and investment power	48.8%
Anglo American plc 20 Carlton House Terrace London SW1Y 5AN England	Common Stock	37,560,725 sole voting and investment power through its subsidiary Taurus International	48.8%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Fl. Santa Monica, CA 90401	Common Stock	5,749,500 sole voting and investment power	7.5%

Taurus International S.A. is a company incorporated under the laws of Luxembourg as a société anonyme and is wholly-owned by Anglo American plc (“Anglo American”), a company incorporated under the laws of England and Wales as a public limited company. Anglo American, with its subsidiaries, joint ventures and associates, is a global leader in the mining and natural resource sectors. It has significant and focused interests in gold, platinum, diamonds, coal, base and ferrous metals, industrial minerals and forest products.

Directors and Officers.    The following table shows, as of December 31, 2002, the number of shares of Terra common stock owned by (1) each director or director-nominee; (2) Terra’s chief executive officer (who is also a director); (3) the four other most highly-compensated executive officers; and (4) all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned1/
E.G. Beimfohr	38,000
M.L. Bennett	595,853
E.M. Carson	34,000
E.K. Diack	33,000
D.E. Fisher	30,250
D.A. Fraser	0
M.O. Hesse	11,128
B.M. Joyce	974,901
M.A. Kalafut	105,378
B.L. Keisler	7,842
W.R. Loomis, Jr.	200,000
F.G. Meyer	370,575
J.R. Norton III	38,075
W.M. Rosenbury	421,729
S.A. Savage	177,217
H.R. Slack	52,250
Directors and all executive officers as a group (18 persons)	3,234,894

1/	Each director-nominee or executive officer has sole voting and investment power over the shares shown as beneficially owned. Mr. Joyce beneficially owned 1.3% of Terra’s issued and outstanding common stock. Each other director-nominee and executive officer individually and beneficially owned less than one percent, and the directors and executive officers as a group owned 4.2% of Terra’s issued and outstanding common stock. These share numbers include ownership of restricted common stock, which is subject to certain performance-related vesting conditions, and shares held under Terra’s Employees’ Savings and Investment Plan.

The shares shown above also include shares acquirable pursuant to stock options which are currently exercisable. Upon such exercise, the option holders would acquire shares as follows: Mr. Beimfohr (18,000); Mr. Bennett (160,000); Mr. Carson (18,000); Mr. Diack (18,000); Mr. Fisher (18,000); Mr. Fraser (0); Ms. Hesse (0); Mr. Joyce (665,000); Mr. Kalafut (22,700); Mr. Keisler (0); Mr. Loomis (75,000); Mr. Meyer (100,000); Mr. Norton (20,000); Mr. Rosenbury (90,000); Mr. Savage (50,000); and Mr. Slack (20,000); and all directors and executive officers as a group (1,320,500). Until the options are exercised, these individuals will neither have voting nor investment power over the underlying shares of common stock but only have the right to acquire beneficial ownership of the shares through exercise of their respective options. Of the options listed, Mr. Joyce’s options (totaling 665,000) will, if not exercised, expire on May 1, 2003 pursuant to his Retirement and Consulting Agreements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Terra’s executive officers, directors and beneficial owners of more than ten percent of Terra’s common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the stock with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Executive officers and directors are required by SEC regulations to furnish Terra with copies of all Section 16(a) reports they file. All of Terra’s executive officers, directors and beneficial owners of more than ten percent of Terra’s common stock have timely filed all reports required under Section 16(a) except for Mr. Meyer who filed one Form 4 late. This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra’s executive officers and directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides a summary of compensation paid or accrued by Terra to or on behalf of certain Terra executive officers. These officers include Mr. Bennett, Terra’s Chief Executive Officer, plus Terra’s four other most highly compensated executive officers. These executive officers are those in office as of December 31, 2002 and are collectively referred to below as the “named executive officers.” Compensation information is provided for the years 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

Annual Compensation						Long-Term Compensation		All Other Compensation5/
Name and Principal Position	Year	Salary 1/	Bonus 2/		Other Annual Compensation 3/	Restricted Stock Award(s) 4/	Securities Underlying Options
Michael L. Bennett President and Chief Executive Officer	2002 2001 2000	$375,000 368,269 310,577	$	— — 55,000	$3,314 2,372 4,284	$183,0006/ 408,8007/ 206,2508/	— — —	$8,850 8,160 8,458
Mark A. Kalafut Vice President, General Counsel and Corporate Secretary	2002 2001 2000	187,692 153,983 137,395		— — 13,000	2,822 2,372 4,284	54,9006/ 73,0007/ —	— —	8,658 7,391 13,103
Francis G. Meyer Senior Vice President and Chief Financial Officer	2002 2001 2000	259,108 253,007 226,539		— — 23,000	2,934 2,669 4,749	73,2006/ 116,8007/ 165,0008/	— — —	8,851 10,669 8,446
W. Mark Rosenbury Senior Vice President and Chief Administrative Officer	2002 2001 2000	229,015 221,946 208,827		— — 24,000	2,901 2,372 20,7989/	73,2006/ 116,8007/ 154,6888/	— — —	8,831 10,137 9,571
Steven A. Savage Sr. Vice President Manufacturing	2002 2001 2000	218,615 209,846 193,173		— — 18,000	3,762 3,454 5,600	64,0506/ 87,6007/ 82,5008/	— — —	8,817 9,584 29,748

1/	For all years includes amounts deferred at the election of the named executive officer under Terra’s Employees’ Savings and Investment Plan and Supplemental Deferred Compensation Plan.
2/	“Bonus” includes, for the applicable year of service, amounts awarded under Terra’s Incentive Award Program for Officers and Key Employees and includes portions thereof deferred at the election of the named executive officer under Terra’s Supplemental Deferred Compensation Plan. Bonuses earned in one year are paid in the following year. Each year shown therefore indicates the salary earned and paid in that year and any bonus earned in that year and paid in the next year.
3/	“Other Annual Compensation” includes tax reimbursements or “gross-ups” with respect to certain perquisites provided to the named executive officers. While the named executive officers receive certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus, and are not included in the table.
4/	This item shows the grant date value of restricted stock awards. The number of such shares still subject to restriction and the value thereof (shown in parenthesis), at December 31, 2002 by each of the named executive officers is: Mr. Bennett: 340,000 ($520,200); Mr. Kalafut: 55,000 ($84,150); Mr. Meyer: 160,000 ($244,800); Mr. Rosenbury: 155,000 ($237,150) and Mr. Savage: 105,000 ($160,650). During the restricted period, a holder of restricted shares is entitled to all benefits incidental to ownership of Terra common stock, including voting such shares and receiving such dividends as from time to time may be declared by the Board of Directors.

5/	“All Other Compensation” comprises amounts contributed, allocated or accrued for the named executive officers under both Terra’s Employees’ Savings and Investment Plan and Supplemental Deferred Compensation Plan. The value accrued under Terra’s Employees’ Savings and Investment Plan and the value accrued under the Supplemental Deferred Compensation Plan (shown in parenthesis) in 2002 was: Mr. Bennett $8,850 and ($0); Mr. Kalafut $8,658 and ($0); Mr. Meyer $8,851 and ($0); Mr. Rosenbury $8,831 and ($1,629); Mr. Savage $8,817 and ($0). In 2001, Mr. Bennett $8,160 and ($0); Mr. Kalafut $7,391 and ($0); Mr. Meyer $8,160 and ($2,509); Mr. Rosenbury $8,160 and ($1,977); Mr. Savage $8,160 and ($1,424). In 2000, Mr. Bennett $8,458 and ($0); Mr. Kalafut $7,749 and ($5,354); Mr. Meyer $8,446 and ($0); Mr. Rosenbury $8,429 and ($1,142); Mr. Savage $10,431 and ($19,317).

6/	On July 30, 2002, Terra’s Board of Directors approved, as recommended by its Personnel Committee, the grant of the following restricted shares under Terra’s Stock Incentive Plan of 2002: 100,000 to Mr. Bennett; 30,000 to Mr. Kalafut; 40,000 to Mr. Meyer; 40,000 to Mr. Rosenbury; and 35,000 to Mr. Savage. The closing price per common share on the New York Stock Exchange (“NYSE”) on the date of the award was $1.83. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of the award (i.e. July 31, 2005) or (ii) specified changes in control or ownership of Terra (as defined by the award).

7/	On August 2, 2001, Terra’s Board of Directors approved, as recommended by its Personnel Committee, the grant of the following restricted shares under Terra’s 1997 Stock Incentive Plan: 140,000 to Mr. Bennett; 25,000 to Mr. Kalafut; 40,000 to Mr. Meyer; 40,000 to Mr. Rosenbury; and 30,000 to Mr. Savage. The closing price per common share on the New York Stock Exchange (“NYSE”) on the date of the award was $2.92. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of the award (i.e., August 3, 2004) or (ii) specified changes in control or ownership of Terra (as defined in the award).

8/	On February 16, 2000, Terra’s Board of Directors approved, as recommended by its Personnel Committee, the grant of the following restricted shares under Terra’s 1997 Stock Incentive Plan: 100,000 to Mr. Bennett; 80,000 to Mr. Meyer; 75,000 to Mr. Rosenbury, and 40,000 to Mr. Savage. The closing price per common share on the New York Stock Exchange (“NYSE”) on the date of the award was $2.0625. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of award (i.e., February 17, 2003) or (ii) specified changes in control or ownership of Terra (as defined in the award).

9/	“Other Annual Compensation” for Mr. Rosenbury in 2000 consists of: (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $20,029; and (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $769.

Option Exercises and Year-End Value Table

The following table provides information concerning the exercise of stock options during 2002 as well as the number and value of unexercised options to purchase Terra common stock granted under Terra’s stock incentive plans.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND DECEMBER 31, 2002 OPTION VALUES

Name	Number of shares acquired on exercise in 2002	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised in-the-Money Options at December 31, 20021/
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael L. Bennett	-0-	-0-	160,000	-0-	-0-	-0-
Mark A. Kalafut	-0-	-0-	22,700	-0-	$6,120	-0-
Francis G. Meyer	-0-	-0-	100,000	-0-	-0-	-0-
W. Mark Rosenbury	-0-	-0-	90,000	-0-	-0-	-0-
Steven L. Savage	-0-	-0-	50,000	-0-	-0-	-0-

1/	Based on the closing price per share on the New York Stock Exchange—Composite Transaction of Terra common stock on December 31, 2002 ($1.53).

PENSION PLAN TABLES

The following table shows for Mr. Rosenbury and certain other employees retiring in 2002 the estimated annual retirement benefit payable on a straight life annuity basis under the Employees’ Retirement Plan (the “Retirement Plan”) and Terra’s Excess Benefit Plan (the “Excess Benefit Plan”), on a non-contributory basis, at various levels of accrued service and compensation.

Average Compensation	Annual Benefits Upon Normal Retirement with Years of Credited Service
	5	10	15	20	25	30
$150,000	$11,942	$23,883	$35,825	$47,767	$59,708	$71,650
$250,000	$20,692	$41,383	$62,075	$82,767	$103,458	$124,150
$500,000	$42,567	$85,133	$127,700	$170,267	$212,833	$255,400
$750,000	$64,442	$128,883	$193,325	$257,767	$322,208	$386,650
$1,000,000	$86,317	$172,633	$258,950	$345,267	$431,583	$517,900

Average Compensation (as defined under the Retirement Plan) as of December 31, 2002 for Mr. Rosenbury was $370,936. The estimated credited years of service under the retirement plan for Mr. Rosenbury was 15.

Certain other Terra executive officers and employees, including Messrs. Bennett, Kalafut, Meyer and Savage, are entitled to the estimated annual retirement benefit (payable on a straight life annuity basis) under the Retirement Plan and Excess Benefit Plan as set forth in the following table:

Average Compensation	Annual Benefits Upon Normal Retirement with Years of Credited Service
	5	10	15	20	25	30
$150,000	$10,442	$20,883	$31,325	$41,767	$52,208	$62,650
$250,000	$18,192	$36,383	$54,575	$72,767	$90,958	$109,150
$500,000	$37,567	$75,133	$112,700	$150,267	$187,833	$225,400
$750,000	$56,942	$113,883	$170,825	$227,767	$284,708	$341,650
$1,000,000	$76,317	$152,633	$228,950	$305,267	$381,583	$457,900

Average Compensation (as defined under the Retirement Plan) as of December 31, 2002 for Mr. Bennett was $378,964; for Mr. Kalafut $163,394; for Mr. Meyer $311,029; and for Mr. Savage $235,061. The estimated credited years of service under the Retirement Plan for each such officer was as follows: Mr. Bennett - 29; Mr. Kalafut - 13; Mr. Meyer - 20; and Mr. Savage - 15.

“Compensation” under the Retirement Plan includes the total salary and wages paid to a participant, including bonuses, overtime, commissions and elective contributions made by Terra on behalf of the participant pursuant to Internal Revenue Code (the “Code”) Sections 401(k) or 125. Covered earnings are limited by Section 401(a)(17) of the Code to $200,000 in 2002. The above benefits are subject to the limitations of Section 415 of the Code, which provides for a maximum annual payment of approximately $160,000 in 2002. Under the Excess Benefit Plan, however, Terra will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. “Compensation” under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan.

Employee Contracts, Termination of Employment and Change of Control Arrangements

Terra’s Chief Executive Officer and each of the other named executive officers are party with Terra to an executive retention agreement. Each such agreement provides the executive with certain benefits if his employment is terminated under specified conditions. To receive benefits, the executive must be terminated within two years of a change of control (as defined in the agreement) of Terra. In addition, such termination must be made either by Terra or a successor entity without cause, or by the executive for good reason.

Benefits under the executive retention agreements include (a) continuation of base salary and bonus for two years; (b) continuation of medical and dental benefits for two years; (c) payment of accrued but unpaid compensation; (d) automatic vesting in Terra’s Excess Benefit Plan with an addition of two years to the credited service level and the age of the participant for purposes of computing the accrued benefits under the Excess Benefit Plan; and (e) certain outplacement services. Such benefits are in lieu of any other severance benefits that may otherwise be payable. Compensation earned from other employment shall not reduce the amounts otherwise payable by Terra. Terra also agreed to reimburse each such officer on an after-tax basis for any excise tax incurred as a result of the “excess parachute payment” provisions of the Internal Revenue Code.

Mr. Joyce retired effective April 26, 2001 and resigned as Terra’s President and Chief Executive Officer on that date. In connection with Mr. Joyce’s retirement as an officer of Terra, Terra entered into a retirement and consulting agreement providing Mr. Joyce certain benefits. Under this agreement, Mr. Joyce agreed to provide consulting services to the company for the five-year period commencing April 26, 2001 at a rate of $550,000 annually. Either party may terminate the consulting period effective May 1, 2004 and in the event of such termination, the company shall pay Mr. Joyce $1,100,000 in a lump sum on June 1, 2004. The company also agreed to reimburse Mr. Joyce up to $65,000 for the cost of secretarial services and office space through May 1, 2004. In addition to providing consulting services as described above, Mr. Joyce forgoes all rights to all benefits under the Executive Retention Agreement dated December 31, 1998 and provided the company a general release of all claims.

Director Compensation

In August 2001, the Board of Directors voted to compensate non-employee directors with a mix of stock and cash. Under this policy, grants of restricted stock and cash payments in 2002 were made as follows: Mr. Slack, Chairman of the Board, was granted 10,000 shares and an annual cash retainer of $70,000 (payable quarterly). The remaining non-employee directors received an annual restricted share grant of 2,500 shares, an annual cash retainer of $15,000 (payable quarterly) and meeting fees of $1,000 per meeting attended. Each of Mr. Norton, Chairman of the Audit Committee, Mr. Beimfohr, Chairman of the Personnel Committee, and Mr. Fisher, Chairman of the Pension Committee, receive an additional annual cash retainer of $2,000 (payable quarterly) for serving as committee chairmen.

Compensation Committee Interlocks and Insider Participation

The Personnel Committee of Terra is composed of the directors named as signatories to the “Report on Executive Compensation” below. No director has any direct or indirect material interest in or relationship with Terra other than stockholdings as discussed above and as related to his or her position as a director, except as described under the caption “Certain Relationships and Related Transactions.” During 2002, no officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on Terra’s Board.

Performance Graph

The SEC requires that a comparative performance graph be included with this proxy statement. A line-graph presentation is required, comparing cumulative, indexed, five-year stockholder returns on specified, hypothetical investments. These investments must include the S & P 500 Stock Index and either a nationally-recognized industry standard or an index of peer companies selected by Terra.

Terra has for some years chosen to use a self-selected industry peer group. The peer group is intended to reflect as closely as possible Terra’s business as a producer of nitrogen products and methanol for agricultural and industrial customers.

The peer group consists of the following companies: Agrium Inc.; Lyondell Chemical Company; Methanex Corp.; Mississippi Chemical Corporation; Norsk Hydro ASA; Potash Corporation of Saskatchewan Inc.; and Terra Nitrogen Company, L.P.

The graph below assumes an investment of $100 at the close of the last trading day in 1997. Three alternative investments are compared: Terra common stock; the S & P 500 Stock Index; and the industry peer group.

	December 31,
	1997	1998	1999	2000	2001	2002
Terra Industries Inc.	100.00	48.74	12.51	20.01	28.02	12.25
S&P 500 Stock Index	100.00	128.58	155.63	141.46	124.65	97.10
Industry Peer Group	100.00	70.18	71.13	86.48	81.07	87.52

This graph may not be regarded as part of any Terra filing made under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This is true even if such filings contain statements incorporating this proxy by general reference. This graph can only be regarded as filed under these laws by a statement specifically incorporating this information into such filing.

REPORT ON EXECUTIVE COMPENSATION

General Policy

Terra’s compensation policy is designed to retain and motivate executive officers and other employees who are capable of leading Terra in achieving its business objectives and in creating stockholder value. The compensation of executive officers is reviewed and approved annually by the personnel committee of the Board of Directors, which is comprised entirely of directors who are not Terra employees. Terra’s executive compensation program is intended to be (1) competitive; (2) tied to performance; and (3) aligned with stockholder interests. The three elements of Terra’s executive compensation program are base salary, annual incentive awards and long-term incentive compensation. Incentive awards are made under Terra’s Incentive Award Program for Officers and Key Employees (the “Key Executive Plan”). Long-term incentive compensation consists of stock options, restricted stock or other award opportunities offered under Terra’s stockholder-approved stock incentive plans (the “Long Term Plans”). As an executive officer’s level of responsibility increases, a greater portion of his or her total compensation is based on annual and long term incentive compensation and less on base salary.

The compensation of Terra executive officers is intended to be competitive with that offered by a performance peer group to persons with comparable experience and responsibilities. The performance peer group is comprised of companies of similar size or market capitalization to Terra and engaged in businesses similar to Terra’s. The performance peer group includes most of the companies in the industry peer group selected for the comparative performance graph above. The personnel committee of the Board periodically obtains advice from an independent compensation consultant concerning total compensation competitiveness versus the performance peer group, including salary, annual incentives and long term awards.

The Internal Revenue Code limits the ability of Terra to deduct from taxable income compensation paid to any executive in excess of $1 million. In the event compensation for any Terra executive exceeds this $1 million threshold, the personnel committee will balance the benefits of tax deductibility with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the personnel committee may take actions it deems to be in the best interest of Terra stockholders, including: (1) provide non-deductible compensation above the $1 million threshold; (2) require the executive to defer a portion of bonus or other compensation in excess of this threshold to a time when payment may be deductible by Terra; and/or (3) modify Terra compensation programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

Base Salary

Changes in the base salaries of executive officers (other than Mr. Bennett) are reviewed by the committee annually with Mr. Bennett and the Senior Vice President and Chief Administrative Officer and are largely based on the individual’s performance and contribution to Terra. In addition, the committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer’s performance to determine appropriate adjustments to base salaries.

Annual Incentive Awards

In making annual incentive awards, the personnel committee of the Board reviews the Key Executive Plan in the first quarter of each year. At this time, the committee approves an incentive award pool which is based on a target percentage of each executive officer’s salary and on the achievement by Terra of certain targeted financial goals. The targeted percentage of salary generally increases with the executive officer’s level of responsibility. The targeted financial goals are proposed by Terra management and reviewed by the committee.

The overall incentive award pool is increased or reduced based on Terra’s performance measured against the targeted financial goals. Individual awards are then increased or reduced based on the executive officer’s achievement of personal goals and the size of the incentive award pool. A set of individual goals are established each year by each executive and the senior officer he or she reports to, or in the case of Mr. Bennett, the personnel committee.

For incentive awards payable in 2003 under the Key Executive Plan for service to Terra in 2002, the targeted financial goals were based on net income. In determining an individual award, achievement of targeted financial goals was given primary weight and achievement of individual goals was given a weight of up to 34%. Because Terra failed to attain the targeted financial goals in 2002, no incentive awards will be paid in 2003.

Long Term Awards

Long term incentive awards under the Long Term Plans are designed to provide an incentive to executive officers in increasing stockholder value on a sustained basis. Based on various factors, including the recommendations of an independent compensation consultant, the personnel committee of the Board from time to time issues incentive stock options, non-qualified stock options and restricted shares.

In deciding to grant long term incentive awards to Terra’s executive officers, the committee recognizes that the value of the awards (1) will not be immediately realized, (2) will be dependent on building profitability and stockholder value well after the date of grant, and (3) will provide a continuing incentive to executive officers long after the award has actually been earned. Individual awards take into account the respective scope of accountability, strategic and operational responsibilities and the contribution of each executive officer.

The personnel committee, with the advice of an independent compensation consultant, granted restricted stock in 2002 to forty-six (46) key employees and executives, including the Chief Executive Officer.

CEO Compensation

Base Salary.    In determining Mr. Bennett’s base salary, the personnel committee (with the advice of an independent compensation consultant) considers several factors. These factors include salaries for comparable positions in companies within the performance peer group and Mr. Bennett’s tenure in his position. This base salary is below the midpoint salaries for comparable positions in the performance peer group.

Annual Incentive Awards.    Mr. Bennett’s target salary percentage for purposes of calculating his annual incentive award under the Key Executive Plan was 70%. Reflecting Terra’s failure to achieve its targeted financial goals for 2002, no incentive compensation was paid in 2003 for service in 2002.

Long Term Awards.    The personnel committee made a long term incentive award to Mr. Bennett in 2002. Several factors, along with the advice of an independent compensation consultant, were considered in making this award. The size and form of the award was consistent with awards made to Terra’s other executive officers. Factors considered included the value of awards typically given chief executive officers of companies within the performance peer group. As a result, in July 2002 Mr. Bennett was granted 100,000 shares of restricted stock.

Other Compensation.    Mr. Bennett and Terra are party to an executive retention agreement, the terms of which are described above under “Employee Contracts and Termination of Employment and Change of Control Arrangements.”

The Personnel Committee	E.G. Beimfohr, Chairman
of the Board of Directors	E.M. Carson
of Terra Industries Inc.	B.M. Joyce
B.L. Keisler

AUDIT COMMITTEE REPORT

The responsibilities of the audit committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to the Proxy Statement dated March 21, 2001), include providing oversight to Terra’s financial reporting process through periodic meetings with Terra’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of Terra is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The audit committee, in carrying out its role, relies on Terra’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management Terra’s audited financial statements included in the 2002 Annual Report to Stockholders. Management has confirmed to us that the data in such financial statements (1) has been prepared with integrity and objectivity and is the responsibility of management and, (2) has been prepared in conformity with generally accepted accounting principles.

We have discussed with Deloitte & Touche, Terra’s independent auditors, the matters required to be discussed by Statement of Audit Standard No. 61 (“SAS 61”) (Communications with Audit Committee). SAS 61 requires Terra’s independent auditors to provide us with additional information regarding the scope and results of their audit of Terra’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche and Terra that in their professional judgment may reasonably be thought to bear on independence. Deloitte & Touche has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Terra within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to Terra’s audited financial statements included in Terra’s 2002 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in Terra’s Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that Terra’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and Terra’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that the data in such financial statements has been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Terra’s independent auditors with respect to such financial statements.

The Audit Committee	D.E. Fisher
of the Board of Directors	M.O. Hesse
of Terra Industries Inc.	J.R. Norton III, Chairman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2003. Deloitte & Touche LLP also serves as independent accountants for Anglo American and various subsidiaries of Anglo American.

Audit Fees

Terra estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of Terra’s annual financial statements set forth in Terra’s Annual Report on Form 10-K for the year ended December 31, 2002, and (ii) the review of Terra’s quarterly financial statements set forth in Terra’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, equal approximately $438,000.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Terra’s independent auditors in this category.

All Other Fees

Terra estimates that the aggregate fees for all other services rendered by its independent auditors for Terra’s most recent fiscal year equal approximately $330,000. These fees included $89,000 in other audit related services, which include the audits of the employee benefit plans and services related to the filings with the Securities and Exchange Commission.

The Audit Committee has advised Terra that it has determined that the non-audit services rendered by Terra’s independent auditors during Terra’s most recent fiscal year are compatible with maintaining the independence of such auditors.

The Board of Directors intends to introduce at the annual meeting the following resolution:

RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche LLP as independent accountants for the Corporation for the year 2003 be, and it hereby is, ratified.

It is expected that members of Deloitte & Touche LLP will attend the annual meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

To ratify the Board’s selection of independent accountants, over half of the votes cast “for” or “against” such ratification must be cast “for.” Abstentions and broker non-votes will not be counted as a vote against this proposal.

The Board of Directors recommends that you vote FOR the ratification of its selection of independent accountants.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Proposals of stockholders intended to be submitted at the 2004 annual meeting of stockholders must be received by Terra at its principal executive offices on or before November 19, 2003 to be eligible for inclusion in Terra’s proxy statement and accompanying proxy for such meeting. If a stockholder intends to bring a matter before the 2004 annual meeting of stockholders other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to Terra and otherwise satisfy the requirements of the Securities Exchange Act of 1934. To be timely, such notice must be received by the Corporate Secretary at Terra’s principal executive offices on or before February 3, 2004.

MISCELLANEOUS

Terra will pay the cost of soliciting proxies. Proxies are being solicited through the mail. Certain Terra employees, without additional compensation, may also solicit proxies personally, by telephone or by facsimile. Terra does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

A copy of Terra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon written request to the Corporate Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.

March 24, 2003

P

R

O

X

Y

TERRA INDUSTRIES INC.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints HENRY R. SLACK, MICHAEL L. BENNETT and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held May 6, 2003, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.

Election of Directors, Nominees:                                                                                        (Comments or Change of Address)

M.L. BENNETT, E.K. DIACK,

D. A. FRASER, D.E. FISHER,

M.O. HESSE, B. L. KEISLER

and H.R. SLACK

                                                                                                                                                                                        (If you have written in the above space, please mark

                                                                                                                                                                                        the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE

SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’

recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                                                                                                                                        SEE REVERSE

                                                                                                                                                                                        SIDE

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Terra News and Information

Our goal is to provide you and other interested parties with timely information in an efficient, cost effective manner most convenient to you.

We distribute our news releases and other materials in email, fax and hard copy format. Let us know what materials you’d like to

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[X]    Please mark your                                                                                                                                                            1796

votes as in this

example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the following proposals.

The Board of Directors recommends a vote FOR each of the following proposals.

For                Against                                                     For                 Against

Election of                                                                          Approval of

Directors.                   [      ]                 [      ]                     independent           [      ]                 [      ]

(see reverse)                                                                      accountants

For, except vote withheld from the following nominee(s):

———————————————————————	Change of Address or Comments (on reverse).	[	]

	I will attend the Annual Meeting	[	]

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE(S)                                                                       DATE

                             ————————————————             ——————————

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

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[Terra Logo]

ADMISSION TICKET

TO THE

TERRA INDUSTRIES INC.

Annual Meeting of Stockholders

                                                             DATE:          Tuesday, May 6, 2003

                                                             TIME:           9:00 A.M.

                                                             PLACE:        Waldorf Astoria Hotel

                                                                                     301 Park Avenue

                                                                                     New York, New York 10022

                                                             Note:  In order to be admitted to Terra’s Annual

                                                                         Meeting, you will need this Admission Ticket

                                                                         or proof of ownership of Terra Stock.